Exhibit 10.1

CONSULTANT AGREEMENT

This Consultant Agreement (this  “Agreement”) is effective as of this 1st day of April, 2024, (the “Effective Date”) by and between Rush Administrative Services, Inc. located at  555 IH 35 South, Suite 500, New Braunfels, Texas 78130 (“Company”) and Scott T. Anderson located at 507 Adeline Way, The Villages, Florida 33162 (“Consultant”). Company and Consultant may each be referred to in this Agreement as a “Party” and collectively as the “Parties.”

1. Services. The Company agrees to retain Consultant, and Consultant agrees to make himself available to perform services, as a consultant to the Company under the terms and conditions provided in this Agreement, commencing on the Effective Date for six (6) months until September 30, 2024 and continuing on a month to month basis thereafter unless terminated earlier by either party as provided herein (the “Consulting Period”). Consultant shall provide Company the services as agreed between Company and Consultant to assist the Company in areas of Consultant’s expertise and prior experience with the Company (the “Services”).

2. Consulting Compensation. In consideration for the Services provided and Consultant’s continued availability, Consultant will receive the following as sole compensation for the Services:

a.	Consulting Fees. During the Consulting Period, the Company will pay Consultant fees of $20,000.00 per month (the “Consulting Fees”).

b.

Authority During Consulting Period. During the Consulting Period, Consultant will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, and Consultant shall not represent or purport to represent the Company in any manner whatsoever to any third party unless authorized to do so in writing by the Company.

c.

Independent Contractor Status. Consultant acknowledges and agrees that during the Consulting Period, Consultant will be an independent contractor of the Company and not an employee, and Consultant will not be entitled to any of the benefits that the Company may make available to its employees, such as group insurance, workers’ compensation insurance coverage, profit sharing or retirement benefits, other than Consultant’s rights to continued group health insurance coverage under COBRA or as otherwise provided by law. Because Consultant will perform the Services as an independent contractor, the Company will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions, and the Consulting Fees shall be reported on an Internal Revenue Service Form 1099. Consultant acknowledges and agrees to accept exclusive liability for complying with all applicable local, state and federal laws governing self-employed individuals, including obligations such as payment of taxes, Social Security, disability and other contributions related to the Consulting Fees. In the event that any federal, state or local taxing authority determines that Consultant is an employee rather than an independent contractor, you agree to indemnify the Company for and against any taxes, withholdings, interest and penalties (with the exception of employer’s share of Social Security, if any), arising from the Company’s payment of the Consulting Fees.

d.

Expenses. The Company will reimburse Consultant, pursuant to its regular business practice, for reasonable, documented business expenses (if any) incurred in performing the Services, including airfare, hotel, car rental, and reasonable meals incurred by Consultant in connection with the performance of the Services.

3. Term and Termination. Consultant’s engagement with Company under this Agreement shall commence on April 01, 2024. The Parties agree and acknowledge that this Agreement and Consultant’s engagement with Company under this Agreement is for six (6) months and shall remain in effect on a month to month basis until terminated by either party. At the time of termination, Consultant agrees to return all Company property used in performance of the Services, including but not limited to computers, cell phones, keys, reports and other equipment and documents. Consultant shall reimburse Company for any Company property lost or damaged in an amount equal to the market price of such property.

4. Confidentiality.

a.

Confidential and Proprietary Information.  In the course of performing the Services, Consultant will be exposed to confidential and proprietary information of Company. “Confidential Information” shall mean any data or information that is competitively sensitive material and not generally known to the public, including, but not limited to, information relating to development and plans, marketing strategies, finance, operations, systems, proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, data, databases, inventions, know-how, trade secrets, customer lists, customer relationships, customer profiles, supplier lists, supplier relationships, supplier profiles, pricing, sales estimates, business plans and internal performance results relating to the past, present or future business activities, technical information, designs, processes, procedures, formulas or improvements, which Company considers confidential and proprietary. Consultant acknowledges and agrees that the Confidential Information is valuable property of Company, developed over a long period of time at substantial expense and that it is worthy of protection.

b.

Confidentiality Obligations.  Except as otherwise expressly permitted in this Agreement, Consultant shall not disclose or use in any manner, directly or indirectly, any Confidential Information either during the term of this Agreement or at any time thereafter, except as required to perform the Services or with Company’s prior written consent.

c.

Rights in Confidential Information.  All Confidential Information disclosed to Consultant by Company (i) is and shall remain the sole and exclusive property of Company, and (ii) is disclosed or permitted to be acquired by Consultant solely in reliance on Consultant’s agreement to maintain the Confidential Information in confidence and not to use or disclose the Confidential Information to any other person. Except as expressly provided herein, this Agreement does not confer any right, license, ownership or other interest in or title to the Confidential Information to Consultant.

d.

Irreparable Harm.  Consultant acknowledges that use or disclosure of any Confidential Information in a manner inconsistent with this Agreement will give rise to irreparable injury for which damages would not be an adequate remedy. Accordingly, in addition to any other legal remedies which may be available at law or in equity, Company shall be entitled to equitable or injunctive relief against the unauthorized use or disclosure of Confidential Information. Company shall be entitled to pursue any other legally permissible remedy available as a result of such breach, including but not limited to, damages, both direct and consequential. In any action brought by Company under this Section, Company shall be entitled to recover its attorney’s fees and costs from Consultant.

7. Ownership of Work Product. The Parties agree that all work product, information or other materials created and developed by Consultant in connection with the performance of the Services under this Agreement and any resulting intellectual property rights (collectively, the “Work Product”) are the sole and exclusive property of Company. The Parties acknowledge that the Work Product shall, to the extent permitted by law, be considered a “work made for hire” within the definition of Section 101 of the Copyright Act of 1976, as amended, (the “Copyright Act”) and that CompanyCompany is deemed to be the author and is the owner of all copyright and all other rights therein. If the work product is not deemed to be a “work made for hire” under the Copyright Act, then Consultant hereby assigns to Company all of Consultant’s rights, title and interest in and to the Work Product, including but not limited to all copyrights, publishing rights and rights to use, reproduce and otherwise exploit the Work Product in any and all formats, media, or all channels, whether now known or hereafter created.

8. Non-Compete.  Consultant agrees and covenants that during the term of this Agreement, and for a period of one (1) month following the termination of this Agreement, Consultant will not, directly or indirectly, perform or engage in the same or similar activities as were performed for Company for any business that is directly or indirectly in competition with Company.

9. Non-Solicit. Consultant agrees and covenants that during the term of this Agreement and for a period of one (1) month following the termination of this Agreement, Consultant will not, directly or indirectly, solicit any officer, director or employee, or any customer, Company, supplier or vendor of Company for the purpose of inducing such party to terminate its relationship with Company in favor of Consultant or another business directly or indirectly in competition with Company.

10. Mutual Representations and Warranties. Both Company and Consultant represent and warrant that each Party has full power, authority and right to execute and deliver this Agreement, has full power and authority to perform its obligations under this Agreement, and has taken all necessary action to authorize the execution and delivery of this Agreement.  No other consents are necessary to enter into or perform this Agreement.

11. Consultant Representation and Warranties. Consultant represents and warrants that he has all the necessary licenses, permits and registrations, if any, required to perform the Services under this Agreement in accordance with applicable federal, state and local laws, rules and regulations and that he will perform the Services according to the Company’s guidelines and specifications and with the standard of care prevailing in the industry.

12. Governing Law.  The terms of this Agreement and the rights of the Parties hereto shall be governed exclusively by the laws of the State of Texas, without regarding its conflicts of law provisions.

13. Disputes. Any dispute arising from this Agreement shall be resolved through mediation. If the dispute cannot be resolved through mediation, then the dispute will be resolved through binding arbitration conducted in accordance with the rules of the American Arbitration Association.

14. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

15. Assignment. The interests of Consultant are personal to Consultant and cannot be assigned, transferred or sold without the prior written consent of Company.

16. Entire Agreement.  This Agreement constitutes the entire agreement between the Parties hereto with respect the subject matter hereof, and supersedes all prior negotiations, understandings and agreements of the Parties.

17. Amendments. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both of the Parties.

18. Notices.  Any notice or other communication given or made to either Party under this Agreement shall be in writing and delivered by hand, sent by overnight courier service or sent by certified or registered mail, return receipt requested, to the address stated above or to another address as that Party may subsequently designate by notice, and shall be deemed given on the date of delivery.

19. Waiver.  Neither Party shall be deemed to have waived any provision of this Agreement or the exercise of any rights held under this Agreement unless such waiver is made expressly and in writing. Waiver by either Party of a breach or violation of any provision of this Agreement shall not constitute a waiver of any subsequent or other breach or violation.

20. Further Assurances.  At the request of one Party, the other Party shall execute and deliver such other documents and take such other actions as may be reasonably necessary to effect the terms of this Agreement.

21. Severability.  If any provision of this Agreement is held to be invalid, illegal or unenforceable in whole or in part, the remaining provisions shall not be affected and shall continue to be valid, legal and enforceable as though the invalid, illegal or unenforceable parts had not been included in this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

Rush Administrative Services, Inc. /s/ W.M. “Rusty” Rush
By: W.M. “Rusty” Rush
Its: President and Chief Executive Officer

Consultant: /s/ Scott T. Anderson
Scott T. Anderson

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